THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD TERMS AND CONDITIONS

NOTICE OF PERFORMANCE SHARE UNIT AWARD
The Clorox Company, a Delaware company (the “Company”), grants to you (the “Grantee”), in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and these Performance Share Unit Award Terms and Conditions (the “PSU Terms and Conditions”), the number of Performance Share Units set forth on Exhibit A to these PSU Terms and Conditions on the terms set forth below.

PERFORMANCE SHARE UNIT AWARD TERMS AND CONDITIONS

1. Grant of Performance Share Units. The Company hereby grants to the Grantee the Target Performance Share Units Granted set forth in Exhibit A, payment of which is dependent upon the achievement of certain performance goals more fully described in Exhibit A. This Award is subject to the terms, definitions and provisions of the Plan and these PSU Terms and Conditions, including any additional or different terms and conditions for the Grantee's country set forth in Exhibit B to these PSU Terms and Conditions. All terms, provisions, and conditions applicable to the Performance Share Units set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in these PSU Terms and Conditions and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2. Nature and Settlement of Award. The Performance Share Units granted pursuant to these PSU Terms and Conditions represent the opportunity to receive Shares of the Company and Dividend Equivalents on such Shares (as described in Section 4 below). The Company shall issue to the Grantee one Share for each vested Performance Share Unit (plus any Dividend Equivalents accrued with respect to such vested Performance Share Units), rounded to the nearest whole Share, less any Shares withheld in accordance with the provisions of Section 7 of these PSU Terms and Conditions. Settlement shall occur on a date chosen by the Committee, which date shall be within one hundred and twenty (120) days following the last day of the Performance Period (the “Settlement Date”), or any Deferred Settlement Date established pursuant to Section 6 of these PSU Terms and Conditions, whichever is later, and except as specifically provided in Section 5 of these PSU Terms and Conditions, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through the Settlement Date; provided, that, in connection with a Change in Control as described in Section 8 of these PSU Terms and Conditions, the Settlement Date shall be within sixty (60) days of either the Change in Control or the date of termination of employment without Cause or for “Good Reason” (as defined below), as applicable. Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists at the Settlement Date, the Performance Share Units (and any associated Dividend Equivalents) will not be earned until the Grantee has fulfilled all of the conditions precedent set forth in these PSU Terms and Conditions, including, but not limited to, the obligations set forth in Sections 10(b), 10(c), 10(d), 10(e) and Section 11, and the Grantee shall have no right to retain the Shares or the value thereof upon vesting or settlement of the Performance Share Units until all such conditions precedent have been satisfied.

3. Determination of Number of Performance Share Units Vested. The number of Performance Share Units vested, if any, for the Performance Period shall be determined in accordance with the formula set forth on Exhibit A.

4. Dividend Equivalent Rights. No Dividend Equivalents shall be paid to the Grantee prior to the settlement of the award. Rather, such Dividend Equivalent payments will accrue and be notionally credited to the Grantee’s Performance Share Units account and paid out at the Average Payout Percentage in the form of additional Shares rounded down to the nearest whole Share (the “Dividend Equivalent Shares”) upon settlement of the award, as described in Section 2 above.

5. Termination of Continuous Service. Except as otherwise provided in this Section 5 or Section 8, if the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason prior to the Settlement Date, all Performance Share Units and Dividend Equivalents subject to these PSU Terms and Conditions shall be immediately forfeited.

a. Termination due to Death or Disability. If the Grantee’s termination of employment or service is due to death or Disability, all Performance Share Units and Dividend Equivalents shall immediately vest and will be paid after completion of the Performance Period, at the same time Performance Share Units and Dividend Equivalents are paid to active employees, based on the level of performance achieved as of the end of such Performance Period.

b. Termination due to Retirement. [If the Grantee’s termination of employment or service is due to Retirement, the Performance Share Units shall vest on a pro rata monthly basis, including full credit for partial months elapsed and rounded to the nearest whole Share, and will be paid after completion of the Performance Period, at the same time Performance Share Units and Dividend Equivalents are paid to active employees, based on the level of performance achieved as of the end of such Performance Period; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause. The amount of the vested Award shall be computed under the following formula: Target Performance Share Units Granted times (number of full months elapsed in Performance Period (i.e., rounding up for any partial month) divided by number of full months in Performance Period) times percent performance level achieved as of the end of the Performance Period. Dividend Equivalents accrued through the Grantee’s date of termination due to Retirement shall be paid at the same time as the settlement of the vested Performance Share Units.][1] [ If the Grantee’s termination of employment or service is due to Retirement and occurs more than 6 months after the Grant Date set forth on Exhibit A, then the Performance Share Units shall remain outstanding through the end of the Performance Period and vest based on the level of performance achieved as of the end of the Performance Period, and will be paid after completion of the Performance Period, at the same time Performance Share Units and Dividend Equivalents are paid to active employees, as if the Grantee had remained in the employment or service of the Company or its Subsidiaries through the Settlement Date; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause.][2]

Definition of “Retirement.” For purposes of these PSU Terms and Conditions, the term “Retirement” shall mean termination of employment or service as an Employee after (1) twenty (20) or more years of “vesting service,” which solely for purposes of these PSU Terms and Conditions, shall be calculated under Article III of The Clorox Company 401(k) Plan (the “401(k) Plan”) entitled “Service” along with any other relevant provisions of the 401(k) Plan necessary or desirable to give full effect thereto, or any successor provisions, regardless of the status of the Grantee with respect to the 401(k) Plan (“Vesting Service”), or (2) attaining age fifty-five with ten (10) or more years of Vesting Service.

c. Definition of “Disability.” For purposes of these PSU Terms and Conditions, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.

6. Election to Defer Settlement.

a. Prior to the commencement of the last year of the Performance Period, the Grantee may elect to defer the settlement of the Performance Share Units from the last day of the Performance Period until a date at least two years following such date, or until the Grantee’s later termination of employment or service. In the event the termination of employment or service constitutes a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations and including a termination of employment or service on account of Disability that does not

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1 To be included in agreements for individuals who are not CEC members.
2 To be included in agreements for individuals who are CEC members.

satisfy the definition of “disability” under Section 409A-3(i)(4) of the Treasury Department Regulations), the
settlement of the Performance Share Units shall occur no earlier than the earlier of the date which is six (6) months after the date of the Grantee’s termination of employment or service or the date of death of the Grantee. The date on which the Performance Share Units are settled following a deferral election made in accordance with this Section 6(a) shall be referred to as the “Deferred Settlement Date”.

b. If the Grantee makes such an election, it will become irrevocable on the date of such election. If the Grantee makes such an election, any Dividend Equivalents granted with respect to such deferred Performance Share Units shall also be deferred under the same terms. If the Grantee makes such an election, but a transaction occurs that subjects the Grantee’s Performance Share Units to Section 19 of the Plan prior to the Deferred Settlement Date, the Grantee’s deferral election will terminate and the Grantee’s Performance Share Units and Dividend Equivalents will be settled as of the date of that transaction. The Company may terminate any deferral hereunder if a change in law requires such termination.

7. Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the issuance of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restriction or limitations that the Committee, in its sole discretion, deems appropriate.

8. Change in Control. Upon the occurrence of a Change in Control, including in the event of the termination of the Grantee by the Company without Cause or the resignation of the Grantee for Good Reason within twenty-four (24) months following consummation of a Change in Control, the Performance Share Units shall be treated in accordance with Section 19 of the Plan.

For purposes of these PSU Terms and Conditions, “Good Reason” shall mean the occurrence of any of the following with respect to the Grantee:

(a) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including offices and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to the occurrence of the Change in Control or the date of the Grantee’s termination of employment, whichever is greater, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(b) any failure by the Company to substantially comply with, or any reduction by the Company in, any of the material provisions of the Grantee’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, including, without limitation, any material reduction in base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, or employee benefits and perquisites in the aggregate, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(c) the Company’s requiring the Grantee to be based at any office or location other than that in effect immediately prior to the Change in Control or any office or location not requiring the Grantee’s commute to increase by more than 35 miles from his or her commute immediately prior to the Change in Control;

(d) any purported termination by the Company of the Grantee’s employment other than (A) due to the death or Disability of the Grantee or (B) a termination of the Grantee’s employment by the Company for Cause; or

(e) any material failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of the Company under these PSU Terms and Conditions in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any termination by the Grantee for Good Reason shall be communicated by a written notice to the Company within a period not to exceed ninety (90) days of such Grantee’s knowledge of the condition. Such written notice (1) must indicate the specific termination provision in the Good Reason definition relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated and (3) the Grantee's intended date of termination if the Company does not cure the issue (which date shall be not less than thirty (30) days after the giving of such notice). After receipt by the Company of such written notice, the Company shall have thirty (30) days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason.”

9. Transferability of Performance Share Units. Performance Share Units are subject to the transfer restrictions set forth in Section 15 of the Plan. For avoidance of doubt, Shares issued to the Grantee in settlement of Performance Share Units pursuant to Section 2 of these PSU Terms and Conditions shall not be subject to any of such transferability restrictions.

10. Protection of Trade Secrets and Limitations on Retention.

a. Definitions.

i. “Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii. “Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii. “Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv. “Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

b. Right to Retain Shares Contingent on Protection of Confidential Information. In partial consideration for the grant of these Performance Share Units, the Grantee agrees that at all times, both during and after the term of the Grantee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. The Grantee understands that for purposes of this Section 10(b), Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), up to all of the Performance Share Units, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

c. No Interference with Customers or Suppliers. In partial consideration for the grant of these Performance Share Units, in order to forestall the disclosure or use of Confidential Information as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Grantee agrees by accepting the grant of these Performance Share Units that the Grantee’s right to the Shares upon settlement of the Performance Share Units is contingent upon the Grantee refraining, during the Performance Period and for a period of one (1) year after the Settlement Date of the Performance Share Units, for himself/herself or any third party, directly or indirectly, from using Confidential Information to (1) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (2) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or to interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Interfere, the Grantee’s right to the Shares upon settlement of the Performance Share Units shall not have been earned and up to all of the Performance Share Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, generalized online marketing, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE GRANTEE UNDERSTANDS AND ACKNOWLEDGES BY ACCEPTING THE GRANT OF THESE PERFORMANCE SHARE UNITS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARE UNITS AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

d. No Solicitation of Employees. In partial consideration for the grant of these Performance Share Units, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees by accepting the grant of these Performance Share Units that the Grantee’s right to the Shares upon settlement of the Performance Share Units is contingent upon the Grantee refraining, during the Performance Period and for a period of one (1) year after the Settlement Date, for himself/herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Solicit, the Grantee’s right to the Shares upon settlement of the Performance Share Units shall not have been earned and up to all of the Performance Share Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS AND ACKNOWLEDGES BY ACCEPTING THE GRANT OF THESE PERFORMANCE SHARE UNITS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARE UNITS AND A RETURN TO THE COMPANY OF THE

SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS NON-SOLICITATION OF EMPLOYEES PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

e. Injunctive and Other Available Relief. By acceptance of the grant of these Performance Share Units, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. To the extent not prohibited by law, any cancellation of the Performance Share Units pursuant to any of Sections 10(b) through 10(d) above shall not restrict, abridge or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of these PSU Terms and Conditions to the contrary, nothing under these PSU Terms and Conditions shall limit, abridge, modify or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable or other appropriate remedies to which the Company may be entitled under any other agreement with the Grantee, any other plan, program, policy or arrangement of the Company (or any Affiliated Company) under which the Grantee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

f. Permitted Reporting and Disclosure. Notwithstanding any language in these PSU Terms and Conditions to the contrary, nothing in these PSU Terms and Conditions prohibits Grantee from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is Grantee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Legal Officer. Any reporting or disclosure permitted under this Section 10(f) shall not result in the cancellation of Performance Share Units. Grantee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions. Please see the Company’s Confidential Information Policy for further details.

11. Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the grant of these Performance Share Units, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees by accepting the grant of these Performance Share Units that the Grantee’s right to the Shares upon settlement of the Performance Share Units is contingent upon the Grantee refraining, during the term of the Performance Period and for a period of one (1) year after the Settlement Date, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee’s right to the Shares upon settlement of the Performance Share Units shall not have been earned and the Performance Share Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS AND ACKNOWLEDGES BY ACCEPTING THE GRANT OF THESE PERFORMANCE SHARE UNITS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARE UNITS AND A RETURN TO

THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

12. Data Privacy. By accepting the grant of these Performance Share Units, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in these PSU Terms and Conditions and any other award materials by and among the entities in the Company for the purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, or any other entitlement to shares granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Grantee understands that Data will be transferred to such Plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. By accepting the grant of these Performance Share Units, the Grantee authorizes the Company, the Plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan. Further, the Grantee understands that, by accepting the grant of these Performance Share Units, he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, or instructs the Company to cease processing of the Data, the Grantee’s continuous service status will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent, or instructing the Company to cease processing, is that the Company would not be able to grant the Grantee the Shares, this Award or any other awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact the Grantee’s local human resources representative.

13. Repayment Obligations. Awards under the Plan, including this Award and any outstanding Award granted prior to the date hereof, are subject to clawback in accordance with the terms of the Company’s Policy Regarding Clawback of Incentive Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt from time to time as required by applicable law (collectively, the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable. To the extent that any portion of the Clawback Policy relating to recoupment in connection with a restatement of financial results to correct a material error is not applicable to the Award, and in the event that (1) the Company issues a restatement of financial results to correct a material error and (2) the Committee determines, in good faith, that the Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (3) some or all of the Performance Share Units that were granted and/or vested prior to such restatement would not have been granted and/or vested, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company the Performance Share Units or any Shares or the pre-tax income derived from any disposition of the Shares previously received in settlement of the Performance Share Units that would not have been granted and/or vested based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Grantee. No recovery of any Award pursuant to the Clawback Policy or the Repayment Obligation shall be treated as an event giving rise to a Participant’s right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company. The Company’s rights contemplated in this Section 13 and/or pursuant to any recoupment or clawback policy (including the Clawback Policy and the Repayment Obligation) are not exclusive, and therefore the availability of such remedies are without prejudice to any and all other remedies available to the Company pursuant to applicable law or under any other contract or agreement.

14. Authorization to Return Forfeited Performance Share Units. By accepting the grant of these Performance Share Units, the Grantee authorizes the Company or its designee to return to the Company all Performance Share Units and related Dividend Equivalents and Shares subject thereto which are forfeited along with any cash or other property held with respect to or in substitution of such Performance Share Units, related Dividend Equivalents and/or Shares. Any such action shall comply with all applicable provisions of these PSU Terms and Conditions or the Plan.

15. Miscellaneous Provisions.

a. Rights as a Stockholder. Neither the Grantee nor the Grantee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Performance Share Units have been settled and Share certificates have been issued to the Grantee, transferee or representative, as the case may be.

b. Choice of Law, Exclusive Jurisdiction and Venue. These PSU Terms and Conditions shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of these PSU Terms and Conditions to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to these PSU Terms and Conditions, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, by accepting the grant of these Performance Share Units, the Grantee agrees that any claim of any type relating to these PSU Terms and Conditions or the grant of these Performance Share Units must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. By accepting the grant of these Performance Share Units, the Grantee consents to the jurisdiction over the Grantee of any such courts and waives all objections based on venue or inconvenient forum.

c. Modification or Amendment. These PSU Terms and Conditions may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to these PSU Terms and Conditions shall be made which would materially and adversely affect the rights of the Grantee, without such Grantee’s written consent.

d. Severability. In the event any provision of these PSU Terms and Conditions shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of these PSU Terms and Conditions, and these PSU Terms and Conditions shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then these PSU Terms and Conditions shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

e. References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f. Headings. The captions used in these PSU Terms and Conditions are inserted for convenience and shall not be deemed a part of these PSU Terms and Conditions for construction or interpretation.

g. Interpretation. Any dispute regarding the interpretation of these PSU Terms and Conditions shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and the Grantee to make the promises contained in these PSU Terms and Conditions reasonable and binding only to the extent that they may be lawfully done under existing applicable laws.

These PSU Terms and Conditions and the Plan constitute the entire and exclusive terms and conditions applicable to this grant of Performance Share Units, and supersede all prior agreements or understandings, whether written or oral, with respect to the grant of Performance Share Units set forth in these PSU Terms and Conditions.

h. Section 409A Compliance. These PSU Terms and Conditions are subject to Section 25(f) of the Plan.
Notwithstanding any provision of the Plan to the contrary, if the Grantee is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) at the time of the Grantee’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations and including a termination of employment or service on account of Disability that does not satisfy the definition of “disability” under Section 409A-3(i)(4) of the Treasury Department Regulations), and payments to the Grantee hereunder are not exempt from Section 409A as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Grantee’s separation from service shall be delayed until the earlier of the date which is six (6) months after the date of the Grantee’s separation from service or the date of death of the Grantee. Any payments that were scheduled to be paid during the six (6) month period following the Grantee’s separation from service, but which were delayed pursuant to this Section 15(h), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Grantee’s separation from service shall continue to be paid in accordance with their predetermined schedule.

i. Agreement with Terms. Receipt of any benefits under these PSU Terms and Conditions by the Grantee shall constitute the Grantee’s acceptance of and agreement with all of the provisions of these PSU Terms and Conditions and of the Plan that are applicable to these PSU Terms and Conditions, and the Company shall administer these PSU Terms and Conditions accordingly.

16. Country-Specific Provisions. This Award shall be subject to any additional or different terms and conditions set forth in Exhibit B. Moreover, if the Grantee relocates to one of the countries included in Exhibit B, the additional or different terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of these PSU Terms and Conditions.

BY ACCEPTING THE GRANT OF THESE PERFORMANCE SHARE UNITS, THE GRANTEE ACKNOWLEDGES, AGREES AND CONSENTS TO THE FOLLOWING PROVISIONS:
THE GRANTEE ACKNOWLEDGES AND AGREES THAT GRANTEE’S RIGHT TO THE SHARES PURSUANT TO THESE PSU TERMS AND CONDITIONS IS ACCEPTED AND EARNED ONLY BY CONTINUING EMPLOYMENT (FOR PURPOSES OF THIS PARAGRAPH, IGNORING ANY ELECTION TO DEFER SETTLEMENT PURSUANT TO SECTION 6) AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE CRITERIA AND BY COMPLIANCE WITH THE GRANTEE’S VARIOUS OBLIGATIONS UNDER THESE PSU TERMS AND CONDITIONS. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS THESE PSU TERMS AND CONDITIONS, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Grantee acknowledges that a copy of the Plan and Plan Information are available for viewing on the Company’s internal HR website at https://team.clorox.com/sites/ClxWeb/hr/SitePages/Stock-Incentive-Plan.aspx, and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s website at https://investors.thecloroxcompany.com/investors/financial-information/sec-filings/default.aspx. The Grantee consents to receive the Prospectus Information electronically or, in the alternative, to contact People@Clorox.com to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and accepts these PSU Terms and Conditions subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and these PSU Terms and Conditions in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the grant of these Performance Share Units and fully understands all provisions of these PSU Terms and Conditions. The Grantee acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or these PSU Terms and Conditions. The Grantee further agrees to notify the Company upon any change in the residence address on file with the Company.

EXHIBIT A

Grantee	[Participant Name]
Target Performance Share Units Granted	[Target PSUs Granted]
Award ID	[Award ID]
Grant Date	[Grant Date]
Performance Period	July 1, 2026 through June 30, 2029
Settlement Date	Within 120 days following the last day of the Performance Period, or such later date in the event of a deferral per the terms of the PSU Terms and Conditions, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through such date (except for a termination of employment or service due to death, Disability or Retirement, as provided in Section 5 above).

Determination of Number of Performance Share Units Vested for the Performance Period

# of Performance Share Units Vested = Average Payout Percentage x Target Performance Share Units Granted

The “Average Payout Percentage” is equal to the sum of the Funding Percentage for each of the fiscal years in the Performance Period, divided by three; provided that the Average Payout Percentage shall not be greater than 200%.

“Funding Percentage” for the first fiscal year in the Performance Period is based on the actual economic profit (“EP”) for such fiscal year, calculated as described below and determined in accordance with the following table:

EP (for the first fiscal year in the Performance Period)
EP Threshold*	$
EP Target**	$
EP Max***	$

“Funding Percentage” for the second and third fiscal years in the Performance Period is based on the growth of annual EP, calculated as described below, for the applicable fiscal year as compared to the prior fiscal year (“EP Growth”), expressed as a percentage and calculated based upon EP at the end of each such fiscal year of the Performance Period, determined in accordance with the following table:

EP (for the second and third fiscal years in the Performance Period)
EP Growth Threshold*	%
EP Growth Target**	%
EP Growth Max***	%

* Achievement of the EP Threshold amount (or below) or the EP Growth Threshold percentage (or below), as the case may be, shall result in a Funding Percentage of 0% for the applicable fiscal year of the Performance Period.

** Achievement of the EP Target amount or the EP Growth Target percentage, as the case may be, shall result in a Funding Percentage of 100% for the applicable fiscal year of the Performance Period.

*** Achievement of the EP Max amount (or above) or the EP Growth Max percentage (or above), as the case may be, shall result in a Funding Percentage of 300% for the applicable fiscal year of the Performance Period. For avoidance of doubt, achievement above the EP Max amount or the EP Growth Max percentage shall not result in a Funding Percentage above 300% for the applicable fiscal year of the Performance Period.

Note: Achievement of EP in between the Threshold and Target levels or in between the Target and Max levels or EP Growth in between the Threshold and Target levels or in between the Target and Max levels shall be determined through linear interpolation. For the avoidance of doubt, if EP in excess of the Threshold level or EP Growth in excess of the Threshold level is not achieved, the Funding Percentage for the applicable fiscal year of the Performance Period shall be 0%.

EP is defined as Earnings Before Interest & Taxes, adjusted for non-cash restructuring charges, times one minus the tax rate, less capital charge.

Notwithstanding any other provision in the PSU Terms and Conditions (including this Exhibit A) to the contrary, if EP for any fiscal year in the Performance Period is negative, the Funding Percentage for such fiscal year in the Performance Period shall be 0%.

For avoidance of doubt, while the expectation is that EP for a given fiscal year shall be calculated based upon the Company’s financial statements for such fiscal year that are filed with the SEC, the Committee shall have the authority to include information not reflected in such financial statements for purposes of determining EP for such fiscal year if the Committee determines that the inclusion of such information more accurately reflects the financial performance of the Company for such fiscal year. To the extent that such information used in a prior fiscal year is reflected in the filed financial statements for a subsequent fiscal year, appropriate changes shall be made to relevant information in such filed financial statements for purposes of calculating EP for such subsequent fiscal year to avoid double counting of the same information.

Notwithstanding the above, the applicable EP amount for the corresponding fiscal year that is used as the basis for calculating either EP or EP Growth results for such fiscal year shall be adjusted, fairly and appropriately, in accordance with the Plan and, as provided in the PSU Terms and Conditions (including this Exhibit A), to reflect accurately the direct and measurable effect of the impact of each of the following events not otherwise reflected in the determination of the EP goals or the initial EP levels (each, an “Event”) including, without limitation, the financial statement impact on the Company on account of the occurrence or potential occurrence of an Event: (1) the acquisition or divestiture of a business, (2) a Change in Control, (3) U.S. Federal changes in tax statutes or the addition or deletion of taxes to which the Company or any Affiliated Company is subject, (4) force majeure (including events known as “Acts of God”), (5) the adoption of new or revised accounting pronouncements or changes to application of accounting pronouncements, (6) an asset impairment charge other than for the final fiscal year of the Performance Period, and (7) any extraordinary, unusual or non-recurring item not previously listed. Notwithstanding the foregoing, an event listed in the preceding sentence shall not qualify as an Event, and therefore no adjustment shall be made to the EP goals or EP levels, unless the impact of the occurrence or potential occurrence of such an event listed in the preceding sentence exceeds $2 million in EP. The purpose of any adjustments on account of the occurrence of an Event is to keep the probability of achieving the EP or EP Growth goals the same as if the Event triggering such adjustment had either not occurred or had not resulted in any financial statement impact. The determination of any adjustments shall be based on the Company’s accounting as set forth in its books and records (including business projections) and/or in the annual budgets and/or long-range plans of the Company pursuant to which the EP and EP Growth goals were established. The amount of any such adjustment shall be approved by the Committee in its good faith determination in accordance with the provisions of this paragraph. To the extent applicable, the Committee shall condition the determination of the number of Performance Share Units vested under this Exhibit A upon the satisfaction of the adjusted EP goals or EP levels, as the case may be. All Performance Share Units that are not vested for the Performance Period shall be forfeited as of the last day of the Performance Period.

EXHIBIT B

This Exhibit B constitutes part of the PSU Terms and Conditions and includes additional or different terms and conditions that govern this Award if the Grantee resides and/or works outside the United States.

The terms and conditions in Part A of this Exhibit B apply to all Grantees who reside and/or work outside the United States. The terms and conditions in Part B of this Exhibit B will also apply to the Grantee if he or she resides and/or works in one of the countries referenced in Part B. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the PSU Terms and Conditions.

If the Grantee is a citizen or resident of a country, or is considered a resident of a country, other than that in which he or she is currently residing and/or working, or transfers residence and/or employment after the grant date, the information contained herein may not apply to the Grantee in the same manner.

PART A: ALL COUNTRIES OUTSIDE THE UNITED STATES

The following additional terms and conditions will apply to the Grantee if he or she works and/or resides in any country outside the United States.

1. Taxes.

The following language replaces Section 7 of the PSU Terms and Conditions:

The Grantee acknowledges that regardless of any action the Company or, if different, the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed applicable to the Grantee (the “Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award or the underlying Shares, including, but not limited to, the grant, vesting or settlement of this Award, the issuance of Shares upon settlement of this Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In connection with any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Grantee’s wages or other cash compensation payable to him or her by the Company and/or the Employer; or

(b)requiring the Grantee to make a payment in a form acceptable to the Company in an amount equal to the withholding obligations for Tax-Related Items; or

(c)withholding from proceeds of the sale of Shares acquired upon vesting/settlement of this Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization without further consent); or

(d)withholding in Shares to be issued upon vesting/settlement of this Award; provided, however, that to the extent necessary to qualify for an exemption from the application of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended, if applicable, such share withholding procedure will be subject to the express prior approval of the Board or the Committee; or

(e)any other method determined by the Company to be in compliance with Applicable Laws.

The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Grantee’s country, in which case the Grantee may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent), or if not refunded, the Grantee may need to seek a refund from the local tax authorities. In the event of under-withholding, the Grantee may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

Finally, the Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

2. Nature of Grant.

By accepting this Award, the Grantee acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the Plan is operated and this Award is granted solely by the Company and only the Company is a party to the PSU Terms and Conditions; accordingly, any rights the Grantee may have under the PSU Terms and Conditions may be raised only against the Company but not any Subsidiary or affiliate of the Company (including, but not limited to, the Employer);

(c)no Subsidiary or affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Grantee under the Agreement;

(d)the grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted in the past;

(e)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Company;

(f)the grant of this Award and the Grantee’s participation in the Plan shall not create a right to employment or other service relationship with the Company;

(g)the grant of this Award and the Grantee’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer and shall not interfere with the ability of the Company, the Employer or any Subsidiary or affiliate of the Company, as applicable, to terminate the Grantee’s employment or service relationship;

(h)the Grantee is voluntarily participating in the Plan;

(i)this Award and the Shares subject to this Award, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Grantee’s employment or service contract, if any;

(j)this Award and the Shares subject to this Award, and the income from and value of same, are not intended to replace any pension rights or compensation;

(k)unless otherwise agreed with the Company in writing, this Award and the Shares subject to this Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Grantee may provide as a director of a Subsidiary or affiliate of the Company;

(l)this Award and the Shares subject to this Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar payments;

(m)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(n)no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from termination of the Grantee’s employment or service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company, including the Clawback Policy, or imposed by Applicable Laws;

(o)for purposes of this Award, the Grantee’s termination date will be the date he or she is no longer actively providing services to the Company, the Employer or any of the other Subsidiaries or affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any) and unless otherwise determined by the Company, such date will not be extended by any notice period (e.g., the Grantee’s period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Grantee is employed or the terms of the Grantee’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of this Award (including whether the Grantee may still be considered to be providing services while on a leave of absence);

(p)unless otherwise provided in the Plan or by the Company in its discretion, this Award and the benefits evidenced by this Agreement do not create any entitlement to have this Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(q)neither the Company, the Employer nor any Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of this Award or of any amounts due to the Grantee pursuant to the vesting of this Award or the subsequent sale of any Shares acquired upon settlement.

3. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

4. Insider Trading Restrictions / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to accept, acquire, sell or otherwise dispose of Shares, rights to acquire Shares (e.g., Units) or rights linked to the value of Shares during such times as the Grantee is considered to have "inside information" regarding the Company as defined by or determined under the laws or regulations in the applicable jurisdictions. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Grantee placed before he or she possessed inside information. Furthermore, the Grantee could be prohibited from (i) disclosing the inside information to any third party and (ii) "tipping" third parties or causing them otherwise to buy or sell securities, where third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions and that he or she should speak to his or her personal legal advisor on this matter.

5. Foreign Asset / Account Reporting Requirements, Exchange Controls and Tax Requirements. The Grantee’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Grantee’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Grantee’s country. The Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in the Grantee’s country. The Grantee also may be required to repatriate sale proceeds or other funds received as a result of the Grantee’s participation in the Plan to the Grantee’s country through a designated bank or broker and/or within a certain time after receipt. In addition, the Grantee may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Grantee acknowledges that it is the Grantee’s responsibility to be compliant with all such requirements, and the Grantee should consult his or her personal legal and tax advisors, as applicable, to ensure his or her compliance.

6. Issuance of Shares. If advisable due to local law requirements, the Committee, in its sole and absolute discretion, may require the immediate forced sale of the Shares issuable upon vesting of this Award. Alternatively, unless otherwise set forth in this Exhibit B, the Committee, in its sole and absolute discretion, may determine to pay out this Award in cash equal to the Fair Market Value of the Shares underlying this Award.

7. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

8. Language. The Grantee acknowledges and represents that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so that the Grantee understands the terms of the Plan and this Agreement and any other documents related to the Plan. If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control, unless otherwise required by applicable law.

9. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

PART B: COUNTRY-SPECIFIC TERMS AND CONDITIONS

EUROPEAN UNION ("EU") / EUROPEAN ECONOMIC AREA ("EEA") / UNITED KINGDOM

If the Grantee works and/or resides in a country in the EU, EEA or the United Kingdom, the following provisions replace Section 12 of the PSU Terms and Conditions:

Data Privacy. To participate in the Plan, the Grantee must review the following information in (a) through (g) below and consent to the collection, usage and processing of the Grantee's Personal Data (as defined below) by or on behalf of the Company, the Employer and/or any Subsidiary and the third parties described in (c) below.

The Company, with its registered office at 1221 Broadway, Oakland, CA 94162, U.S.A., is the controller of the Grantee's Personal Data in connection with this Award, the Plan and the PSU Terms and Conditions. The Company's representative in the United Kingdom is CBee (Europe) Limited, with its primary office at 2 Sheen Road, Richmond, England TW9 1AE, United Kingdom.

(a)Declaration of Consent. By accepting these Performance Share Units via the Company's acceptance procedure, the Grantee is declaring that he or she understands and agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not provide an adequate level of protection from a local data protection law perspective, for the purposes described herein.

(b)Data Collection, Usage and Processing. The Company collects, uses and processes Personal Data about the Grantee for the purposes of implementing, administering and managing the Plan and allocating Shares issued thereunder. The Grantee understands that this Personal Data may include, without limitation, the Grantee's name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor (the "Personal Data"). The Company's legal basis for the processing of the Grantee's Personal Data, where required, is the Grantee's consent.

(c)Stock Plan Administration Service Providers. The Company transfers the Grantee's Personal Data, or parts thereof, to UBS Financial Services, Inc. (“UBS”) (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Grantee's Personal Data with such different service provider that serves the Company in a similar manner. The Grantee understands and acknowledges that the Company's service provider will open an account for the Grantee to receive and trade Shares acquired under the Plan and that the Grantee will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Grantee's ability to participate in the Plan.

(d)International Data Transfers. The Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as UBS, are based in the United States. The Grantee understands and acknowledges that the Grantee's country may have enacted data privacy laws that are different from the laws of the United States. The Company's legal basis for the transfer of the Grantee's Personal Data is the Grantee's consent.

(e)Data Retention. The Company will use the Grantee's Personal Data only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Grantee understands and acknowledges that the Company's legal basis for the processing of the Grantee's Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs the Grantee's Personal Data for any of the above purposes, the Grantee understands the Company will remove it from its systems.

(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. The Grantee understands that the Grantee's participation in the Plan and the Grantee's consent are voluntary. The Grantee may deny or later withdraw the Grantee's consent at any time, with future effect and for any or no reason. If the Grantee denies or later withdraws his or her consent, the Grantee's employment status or service with the Employer will not be affected; the only consequence of denying or withdrawing consent is that the Company would not be able to grant Units or other equity awards to the Grantee or administer or maintain such awards.

(g)Data Subject Rights. The Grantee understands that data subject rights regarding the processing of his or her Personal Data vary depending on the applicable law and that, depending on where the Grantee is based, the Grantee may have, without limitation, the rights to (i) request access to or copies of Personal Data the Company processes, (ii) correction of incorrect Personal Data, (iii) deletion of Personal Data, (iv) restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) portability of Personal Data, (vii) lodge complaints with competent authorities in the Grantee's jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of his or her Personal Data. To receive clarification regarding any of the Grantee's rights or to exercise any of his or her rights, the Grantee should contact the Grantee's local human resources representative.

CANADA

Awards Settled in Shares Only. Notwithstanding any discretion contained in the Plan, Awards granted to Grantees in Canada shall be paid in Shares only and do not provide any right for the Grantee to receive a cash payment.

Nature of Grant.

The following provision replaces Section (c) of Part A, “Nature of Grant” of this Exhibit B:

Except as required under applicable legislation, no Subsidiary or affiliate of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to the Grantee under the Agreement;

The following provision replaces Section (l) of Part A, “Nature of Grant” of this Exhibit B:

Except as required under applicable legislation, this Award and the Shares subject to this Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, leave-related payments, holiday top-up, pension or retirement or welfare benefits or similar payments;

The following provision replaces Section (o) of Part A, “Nature of Grant” of this Exhibit B:

For purposes of this Award, except to the extent expressly provided in this Agreement or expressly required by applicable legislation, the Grantee’s employment or other service relationship will be considered terminated (regardless of the reason for such termination) and his or her right to vest in this Award under the Plan, if any, will terminate as of the date the Grantee is no longer employed by or providing services to the Company and any Subsidiary or affiliate of the Company (the “Termination Date”). Except to the extent required by applicable legislation, the Termination Date will exclude any notice period or period of pay in lieu of such notice required under statute, contract, common/civil law or otherwise. The Grantee will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which his or her right to vest terminates, nor will the Grantee be entitled to any compensation for lost vesting.

In case of any dispute as to whether termination of employment has occurred that cannot be reasonably determined under the terms of this Agreement and the Plan, the Committee will have sole discretion, subject to applicable legislation, to determine whether such termination of employment has occurred and the effective date of such termination. Notwithstanding the foregoing, if applicable employment standards legislation requires continued entitlement to vesting during a statutory notice period, the Termination Date and the termination of the Grantee’s right to vest in or otherwise benefit from this Award under the Plan, if any, will be effective as of the earliest date permitted under applicable legislation. For clarity, the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after this earliest statutory date, nor will the Grantee be entitled to any compensation for lost vesting, benefits or participation. For further clarity, any reference to a termination of the Grantee's employment or service in the PSU Terms and Conditions or in the Plan will be interpreted to mean the Termination Date as defined herein.

Securities Law Information.

The Grantee is permitted to sell Shares acquired through the designated broker under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange, which is located outside of Canada, and the Shares may be sold through this exchange.

MEXICO

Nature of Grant.

The following provision supplements Part A, “Nature of Grant” of this Exhibit B:

No Entitlement or Claims for Compensation. By accepting this Award, the Grantee understands and agrees that any modification of the Plan or the PSU Terms and Conditions or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The invitation that the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1221 Broadway, Oakland CA 94162, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Grantee’s case, the acquisition of Shares does not, in any way, establish an employment relationship between the Grantee and the Company since the Grantee is participating in the Plan on a wholly commercial basis and his or her sole Employer is a Mexican Subsidiary or affiliate of the Company, nor does it establish any rights between the Grantee and the Employer.

Plan Document Acknowledgement. By accepting this Award, the Grantee acknowledges that he or she has received copies of the Plan and the PSU Terms and Conditions, has reviewed the Plan and the PSU Terms and Conditions in their entirety and fully understands and accepts all provisions of the Plan and the PSU Terms and Conditions.

In addition, by accepting the PSU Terms and Conditions, the Grantee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Part A, “Nature of Grant” in this Exhibit B, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries and affiliates are not responsible for any decrease in the value of the Shares underlying this Award.

Finally, the Grantee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries and affiliates with respect to any claim that may arise under the Plan.

Spanish Translation

La siguiente disposición complementa la Parte A, «Naturaleza de la concesión», del presente Anexo B:

Ausencia de derecho o reclamación de indemnización. Al aceptar esta concesión, el Beneficiario entiende y acepta que cualquier modificación del Plan o de los Términos y condiciones de las PSU, así como su rescisión, no constituirá un cambio ni un menoscabo de los términos y condiciones de empleo.

Declaración de política. La invitación que la Empresa realiza en el marco del Plan es unilateral y discrecional y, por lo tanto, la Empresa se reserva el derecho absoluto de modificarla y suspenderla en cualquier momento sin incurrir en responsabilidad alguna.

La Empresa, con domicilio social en 1221 Broadway, Oakland, CA 94162, EE. UU., es la única responsable de la administración del Plan y de la participación en el mismo y, en el caso del Beneficiario, la adquisición de Acciones no establece, en modo alguno, una relación laboral entre el Beneficiario y la Empresa, ya que el Beneficiario participa en el Plan con carácter totalmente comercial y su único Empleador es una filial o Empresa asociada mexicana de la Empresa, ni establece ningún derecho entre el Beneficiario y el Empleador.

Declaración de conocimiento del documento del plan. Al aceptar esta concesión, el Beneficiario reconoce que ha recibido copias del Plan y de los Términos y condiciones de las PSU, que ha revisado el Plan y los Términos y condiciones de las PSU en su totalidad y que comprende y acepta plenamente todas las disposiciones del Plan y de los Términos y condiciones de las PSU.

Además, al aceptar los Términos y Condiciones de las PSU, el Beneficiario reconoce asimismo que ha leído y aprueba específica y expresamente los términos y condiciones de la Parte A, «Naturaleza de la concesión», del presente Anexo B, en la que se describe y establece claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Empresa de forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Empresa y sus filiales y sociedades vinculadas no se hacen responsables de ninguna disminución del valor de las Acciones subyacentes a esta Concesión.

Por último, el Beneficiario declara por la presente que no se reserva ninguna acción ni derecho para interponer reclamación alguna contra la Empresa en concepto de indemnización o daños y perjuicios como consecuencia de la participación en el Plan y, por lo tanto, concede una exención plena y amplia al Empleador, a la Empresa y a sus filiales y Empresas asociadas con respecto a cualquier reclamación que pueda surgir en el marco del Plan.

Securities Law Information.

Any Awards offered under the Plan and the Shares underlying this Award have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan and any other document relating to any Units may not be publicly distributed in Mexico. These materials are addressed to the Grantee only because of his or her existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees and consultants of the Company, made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

UNITED KINGDOM

Data Privacy. Please refer to Part B, "EU/EEA/United Kingdom" of this Exhibit B.

Taxes. The following provision supplements Part A, “Taxes” of this Exhibit B:

Without limitation to the “Taxes” section of Part A of this Exhibit B, the Grantee agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Grantee’s behalf or have paid or will pay to HMRC (or any other tax authority or other relevant authority) on the Grantee’s behalf.

Notwithstanding the foregoing, if the Grantee is a director or executive officer (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Grantee may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by the Grantee as it may be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute an additional benefit to the Grantee on which additional income tax and National Insurance contributions (“NIC”) may be payable. The Grantee acknowledges that he or she will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee NIC due on this additional benefit, which the Company or the Employer may recover from the Grantee by any of the means referred to in the “Taxes” section of Part A of this Exhibit B.

431 Election. It shall be a term of this Award that the Grantee shall jointly with the Employer enter into the joint election within Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA 2003”) attached immediately below (the “431 Election”) at the time of acceptance of the terms of the PSU Terms and Conditions, or at such subsequent time as may be requested by the Company, in respect of computing any tax charge on the acquisition of "Restricted Securities” (as defined in Sections 423 and 424 of ITEPA 2003), and that the Grantee will not revoke any such election at any time. This election will be to treat the Shares the Grantee acquires on the settlement date as if they were not Restricted Securities (for U.K. tax purposes only). If the Grantee does not enter into the 431 Election in accordance with these instructions, the Company may, in its sole discretion, refuse to issue Shares at settlement of these Performance Share Units.

IMPORTANT NOTE: By accepting these Performance Share Units via the Company’s acceptance procedure or by separately signing the 431 Election (whether in hard copy or electronically), the Grantee agrees to be bound by the terms of the 431 Election. The Grantee should read the terms of the 431 Election carefully before accepting the PSU Terms and Conditions and the 431 Election. If requested by the Company, the Grantee agrees to execute the 431 Election in hard copy even if the Grantee has accepted the PSU Terms and Conditions through the Company’s electronic acceptance procedure.

By entering into the 431 Election, the Grantee agrees that he or she will be subject to income tax and, where applicable, National Insurance contributions based on the full unrestricted market value of the Shares that he or she acquires pursuant to the settlement of these Performance Share Units. The Grantee should print and keep copies of the 431 Election for the Grantee’s records.

UNITED KINGDOM
THE CLOROX COMPANY - 2005 STOCK INCENTIVE PLAN
Joint Election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 for full disapplication of Chapter 2 of the Income Tax (Earnings and Pensions) Act 2003

1.Between

The Employee who has obtained authorized access to this joint election under section 431(1) Income Tax (Earnings and Pensions) Act 2003 and
the Company (who is the Employee’s employer) CBee (Europe) Limited of Company Registration Number 06062933

2.Purpose of Election

This joint election is made pursuant to section 431(1) Income Tax (Earnings and Pensions) Act 2003 (ITEPA) and applies where employment-related securities, which are restricted securities by reason of section 423 ITEPA, are acquired.

The effect of an election under section 431(1) is that, for the relevant Income Tax and NIC purposes, the employment-related securities and their market value will be treated as if they were not restricted securities and that sections 425 to 430 ITEPA do not apply. Additional Income Tax will be payable (with PAYE and NIC where the securities are Readily Convertible Assets).

Should the value of the securities fall following the acquisition, it is possible that Income Tax/NIC that would have arisen because of any future chargeable event (in the absence of an election) would have been less than the Income Tax/NIC due by reason of this election. Should this be the case, there is no Income Tax/NIC relief available under Part 7 of ITEPA 2003; nor is it available if the securities acquired are subsequently transferred, forfeited or revert to the original owner.

3.Application

This joint election is made not later than 14 days after the date of acquisition of the securities by the Employee and applies to:

Number of securities All securities
Description of securities Common Stock
Name of issuer of securities The Clorox Company

to be acquired by the Employee after the date of this election under the terms of The Clorox Company 2005 Stock Incentive Plan.

4.Extent of Application

This election under section 431(1) ITEPA disapplies all restrictions attaching to the securities.

5.Declaration

This election will become irrevocable upon the later of its signing or the acquisition and each subsequent acquisition of employment-related securities to which this election applies.

The Employee acknowledges that, by signing or electronically accepting this election, the Employee agrees to be bound by the terms of this election.

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Signature (Employee) Date

The Company acknowledges that, by signing or electronically accepting this election or arranging for the scanned signature of an authorised representative to appear on this election, the Company agrees to be bound by the terms of this election.

………………………………………. …./…../………
Signature (for and on behalf of the Company) Date

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Position in company

Note: Where the election is in respect of multiple acquisitions, prior to the date of any subsequent acquisition of a security it may be revoked by agreement between the employee and employer in respect of that and any later acquisition.